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                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.5)*

                       CCC Information Services Group Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    12487Q109
                                 (CUSIP Number)

     Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person" (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7). *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "files" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

CUSIP NO. 12487Q109

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Loeb Investors Co. XIII

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]

                                                              (b)[X]
3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

NUMBER OF         5  SOLE VOTING POWER
SHARES                None
BENEFICIALLY      6  SHARED VOTING POWER
OWNED BY             -----
EACH              7  SOLE DISPOSITIVE POWER
REPORTING            None
PERSON WITH       8  SHARED DISPOSITIVE POWER
                     -----

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         None

12 TYPE OF REPORTING PERSON*
         PN


                                  SCHEDULE 13G

CUSIP NO. 12487Q109

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Loeb Investors Co. XV

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]

                                                              (b)[X]
3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

NUMBER OF         5  SOLE VOTING POWER
SHARES                None
BENEFICIALLY      6  SHARED VOTING POWER
OWNED BY             -----
EACH              7  SOLE DISPOSITIVE POWER
REPORTING            None
PERSON WITH       8  SHARED DISPOSITIVE POWER
                     -----

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         None

12 TYPE OF REPORTING PERSON*
         PN

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                                  SCHEDULE 13G

CUSIP NO. 12487Q109

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Loeb Investors Co. 108

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]

                                                              (b)[X]
3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

NUMBER OF         5  SOLE VOTING POWER
SHARES                None
BENEFICIALLY      6  SHARED VOTING POWER
OWNED BY              -----
EACH              7  SOLE DISPOSITIVE POWER
REPORTING            None
PERSON WITH       8  SHARED DISPOSITIVE POWER
                     -----

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         None

12 TYPE OF REPORTING PERSON*
         PN


Item 1.
------

(a) The  name of the  issuer  is CCC  Information  Service  Group  Inc.

(b) The principal executive office is located at 444 Merchandise Mart, Chicago, Illinois 60654.

Item 2.
------

     (a)  The name of the persons filing this Schedule 13G are:

                Loeb Investors Co. XIII
                Loeb Investors Co. XV
                Loeb Investors Co. 108

     (b) The business address of each is 61 Broadway, New York, New York 10006.

     (c)  Each is a United States organization.

     (d)  Common Stock.

     (e)  The CUSIP number is 12487Q109.

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Item 3.
------

         N/A.

Item 4.  Ownership

         (a) and (b)  None as of December 31, 1999:

         (c) None

Item 5.  Ownership of Five Percent or Less of a Class.
------   --------------------------------------------

         As of 12/31/99 the reporting persons were the beneficial owners of no shares of common stock.

Item 6.  Ownership of More than Five Percent on Behalf of Another.
------   --------------------------------------------------------

                  N/A

Item 7.  Identification and Classification of the Subsidiary.
------   ---------------------------------------------------

                  N/A


Item 8.  Identification and Classification of Members of Group.
------   -----------------------------------------------------

                  N/A

Item 9.  Notice of Dissolution of Group.
------   ------------------------------

                  Between August 12th and August 25th, 1999, all shares of common stock were distributed by the reporting persons.


Item 10. Certification.
-------  -------------

                  N/A.

Signature

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


January 19, 2000                    Loeb Investors Co. XIII
                              By: Thomas L. Kempner
                                    Managing Partner

                                    -----------------------


January 19, 2000                    Loeb Investors Co. XV
                              By: Thomas L. Kempner
                                    Managing Partner

                                    -----------------------

January 19, 2000                    Loeb Investors Co. 108
                              By: Thomas L. Kempner
                                    Managing Partner



                                    -----------------------

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